EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 2, 2007

BETWEEN

WASHINGTON FEDERAL, INC.,

AND

FIRST MUTUAL BANCSHARES, INC.

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AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2007 (this “Agreement”), between Washington Federal, Inc. (“Washington Federal”) and First Mutual Bancshares, Inc. (“First Mutual”).

RECITALS

A.           First Mutual.  First Mutual is a Washington corporation, having its principal place of business in Bellevue, Washington.

B.           Washington Federal.  Washington Federal is a Washington corporation, having its principal place of business in Seattle, Washington.

C.           Intention of the Parties.  Except as otherwise provided herein, it is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D.           Board Action.  The respective Boards of Directors of each of Washington Federal and First Mutual have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

E.           Shareholder Agreements.  As a material inducement to Washington Federal to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of First Mutual Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01  Certain Definitions

.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.01(b)(2)(i).

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Average Share Price” has the meaning set forth in Section 3.01(b)(2)(ii).

“Bank Merger” has the meaning set forth in Section 3.10.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between WFS and FMB, the form of which is attached hereto as Annex C and which form shall be subject to such changes as Washington Federal shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

“Cash Election” has the meaning set forth in Section 3.02(a).

“Cash Election Shares” has the meaning set forth in Section 3.02(a).

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of First Mutual Common Stock.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Department” means the Washington State Department of Financial Institutions.

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Election Deadline” has the meaning set forth in Section 3.02(b).

“Election Form” has the meaning set forth in Section 3.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ESOP” has the meaning set forth in Section 6.12(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(c).

“Exchange Ratio” has the meaning set forth in Section 3.01(b)(1)(ii), subject to adjustment pursuant to Sections 3.02(f) and 3.07.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“FMB” means First Mutual Bank, a Washington chartered savings bank and wholly owned subsidiary of First Mutual.

“FMB Board” means the Board of Directors of FMB.

“First Mutual” has the meaning set forth in the preamble to this Agreement.

“First Mutual Affiliates” has the meaning set forth in Section 6.07.

“First Mutual Articles” means the Articles of Incorporation of First Mutual, as amended.

“First Mutual Board” means the Board of Directors of First Mutual.

“First Mutual Bylaws” means the Bylaws of First Mutual, as amended.

“First Mutual Common Stock” means the common stock, $1.00 par value per share, of First Mutual.

“First Mutual Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes First Mutual and its Subsidiaries or any predecessor of or any successor to First Mutual (or to another such predecessor or successor).

“First Mutual Loan Property” has the meaning set forth in Section 5.03(o).

“First Mutual Meeting” has the meaning set forth in Section 6.02(a).

“First Mutual Options” means the options to acquire First Mutual Common Stock.

“First Mutual Preferred Stock” means the preferred stock, $1.00 par value per share, of First Mutual.

“First Mutual Stock Option Plans” means the Amended First Mutual Savings Bank 1995 Stock Option and Incentive Plan, the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan and the First Mutual Bancshares, Inc. 2005 Stock Option and Incentive Plan.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to Washington Federal or First Mutual, any effect that (i) is material and adverse to the financial condition, results of operations or business of Washington Federal and its Subsidiaries taken as a whole or First Mutual and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Washington Federal and its Subsidiaries or First Mutual and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks, savings institutions and their holding companies generally, and (d) with respect to First Mutual, the effects of any action or omission taken with the prior consent of Washington Federal or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on Washington Federal and its Subsidiaries as a whole on the one hand or First Mutual and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking and savings institution industries.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iii).

“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Washington Federal Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of First Mutual Common Stock shall be converted, pursuant to the provisions of Article III.

“Minimum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iv).

“Mixed Election” has the meaning set forth in Section 3.02(a).

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the Washington Federal Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“No-Election Shares” has the meaning set forth in Section 3.02(a).

“Non-Election” has the meaning set forth in Section 3.02(a).

“Option Merger Consideration” has the meaning set forth in Section 3.09.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(1)(i).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(b)(1)(ii).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“RCW” means the Revised Code of Washington.

“Reallocated Cash Shares” has the meaning set forth in Section 3.02(d)(i)(3).

“Reallocated Stock Shares” has the meaning set forth in Section 3.02(d)(ii)(2).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.08.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of First Mutual and FMB.

“Stock Election” has the meaning set forth in Section 3.02(a).

“Stock Election Shares” has the meaning set forth in Section 3.02(a).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.

“Washington Federal” has the meaning set forth in the preamble to this Agreement.

“Washington Federal Articles” means the Restated Articles of Incorporation of Washington Federal, as amended.

“Washington Federal Benefit Plans” has the meaning set forth in Section 6.12(a).

“Washington Federal Board” means the Board of Directors of the Washington Federal.

“Washington Federal Bylaws” means the Bylaws of Washington Federal, as amended.

“Washington Federal Common Stock” means the common stock, $1.00 par value per share, of Washington Federal.

“Washington Federal Preferred Stock” means the preferred stock, $1.00 par value per share, of Washington Federal.

“WBCA” means the Washington Business Corporation Act.

“WFS” means Washington Federal Savings and Loan Association, a federally chartered savings association and wholly owned subsidiary of Washington Federal.

ARTICLE II

THE MERGER

2.01  The Merger.

(a)  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, First Mutual shall merge with and into Washington Federal in accordance with the applicable provisions of the WBCA (the “Merger”), the separate corporate existence of First Mutual shall cease and Washington Federal shall survive and continue to exist as a corporation incorporated under the WBCA (Washington Federal, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b)  Name.  The name of the Surviving Corporation shall be “Washington Federal, Inc.

(c)  Articles and Bylaws.  The articles of incorporation and bylaws of Washington Federal immediately after the Merger shall be the Washington Federal Articles and the Washington Federal Bylaws as in effect immediately prior to the Merger.

(d)  Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Washington Federal immediately prior to the Merger, plus an existing director of First Mutual who shall be acceptable to Washington Federal, each of whom shall serve until his successor shall be duly elected and qualified.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Washington Federal immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e)  Authorized Capital Stock.  The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Washington Federal Articles immediately prior to the Merger.

(f)  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the WBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of First Mutual shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of First Mutual shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of First Mutual acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, First Mutual, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02  Effective Date and Effective Time; Closing.

(a)  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) a date selected by Washington Federal after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein.  The date of such filings or such later effective date is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b)  A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Patton Boggs LLP, 2550 M Street, N.W., Washington, D.C. 20037, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to Washington Federal and First Mutual the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.01  Conversion of Shares

.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of First Mutual Common Stock:

(a)  Washington FederalCommon Stock.  Each share of Washington Federal Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)  (1)           First Mutual Common Stock.  Subject to Sections 3.02, 3.05, 3.06, and 3.07, each share of First Mutual Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i)  Cash Consideration.  A cash amount equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (x) the Aggregate Merger Consideration by (y) the number of shares of First Mutual Common Stock outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”); or

(ii)  Stock Consideration.  The number of shares of Washington Federal Common Stock which is equal to the quotient (the “Exchange Ratio”) (rounded to the nearest one ten-thousandth) determined by dividing (x) the Per Share Cash Consideration by (y) the Average Share Price of Washington Federal Common Stock (the “Per Share Stock Consideration”);

provided that notwithstanding anything herein to the contrary, to the extent that the Average Share Price of Washington Federal Common Stock shall be less than $22.75, Washington Federal may, in its sole discretion, elect to revise the Merger Consideration so that each share of First Mutual Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive solely the Per Share Cash Consideration.

If Washington Federal makes an election pursuant to the proviso set forth above, it shall give prompt written notice to First Mutual and all references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the “Merger Consideration” as revised pursuant hereto.

(2)           Additional Definitions.  For purposes of this Agreement:

(i)  “Aggregate Merger Consideration” shall mean $180,985,491.

(ii)  “Average Share Price” of the Washington Federal Common Stock shall mean the average of the closing sales price of a share of Washington Federal Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 10 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time.

(iii)  “Maximum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $90,492,745.50).

(iv)  “Minimum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $90,492,745.50).

3.02  Election Procedures.

(a)  Election Form.  An election form, in such form as First Mutual and Washington Federal shall mutually agree (the “Election Form”), shall be mailed no later than the date on which the Proxy Statement is mailed to each holder of record of First Mutual Common Stock as of the record date for the First Mutual Meeting.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 3.01(b)(1), (i) to elect to receive Washington Federal Common Stock with respect to all of such holder’s First Mutual Common Stock (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s First Mutual Common Stock (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of Washington Federal Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of First Mutual Common

Stock (a “Non-Election”).  Shares of First Mutual Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.”  Shares of First Mutual Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.”  Shares of First Mutual Common Stock as to which no election has been made are referred to herein as “No-Election Shares.”  Nominee record holders who hold First Mutual Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares.  If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law, the shares of First Mutual Common Stock held by such shareholder shall be designated No-Election Shares.  Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

(b)  Election Deadline.  The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day on which the First Mutual Meeting is first convened, or such other date as Washington Federal and First Mutual shall mutually agree upon.

(c)  Effective Election.  Any election to receive Washington Federal Common Stock or cash shall have been properly made only if the agent designated by Washington Federal to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02 (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of First Mutual Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Washington Federal nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d)  Allocation.  The Exchange Agent shall effect the allocation among holders of First Mutual Common Stock of rights to receive Washington Federal Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)  Minimum Cash Consideration Undersubscribed.  If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then:

(1)  all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

(2)  No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equal the Minimum Cash Consideration.  If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(3)  if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Minimum Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(4)  the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Washington Federal Common Stock.

(ii)  Maximum Cash Consideration Oversubscribed.  If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

(1)  all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Washington Federal Common Stock;

(2)  the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Washington Federal Common Stock; and

(3)  the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

(iii)  Minimum or Maximum Cash Consideration Satisfied.  If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Minimum Cash Consideration or the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Washington Federal Common Stock.

(e)  Pro Rata Reallocations.  In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total

Reallocated Cash Shares.  In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(f)  Stock Consideration Adjustment.  Provided that Washington Federal has not elected to revise the Merger Consideration to reflect an all cash transaction as contemplated by the proviso in Section 3.01(b)(1), then notwithstanding any other provision of this Agreement, if at the time of the Closing, the aggregate value of the shares of Washington Federal Common Stock to be exchanged for shares of First Mutual Common Stock is less than 40% of the Aggregate Merger Consideration, then Washington Federal shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of Washington Federal Common Stock exchanged for shares of First Mutual Common Stock constitutes 40% of the aggregate value of the Aggregate Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of Washington Federal Common Stock will be the value as of the time of the Closing.

3.03  Exchange Procedures.

(a)  Mailing of Transmittal Material.  Provided that First Mutual has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of First Mutual Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement.  A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of First Mutual Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03.

(b)  Washington Federal Deliveries.  At the Effective Time, for the benefit of the holders of Certificates, (i) Washington Federal shall deliver to the Exchange Agent certificates evidencing the number of shares of Washington Federal Common Stock issuable and (ii) Washington Federal shall deliver, or cause WFS to deliver, to the Exchange Agent, the cash portion of the Aggregate Merger Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of First Mutual Common Stock.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Washington Federal Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(c)  Exchange Agent Deliveries.  After completion of the allocation referred to in paragraph (d) of Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Washington Federal Common Stock and/or the amount of cash into which the aggregate number of shares of First Mutual Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of First Mutual Common Stock have been converted into Washington Federal Common Stock, any other distribution theretofore paid with respect to Washington Federal Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Each outstanding Certificate which prior to the Effective Time represented First Mutual Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Washington Federal Common Stock and/or the right to receive the amount of cash into which such First Mutual Common Stock shall have been converted.  After the Effective Time, there shall be no further transfer on the records of First Mutual of Certificates representing shares of First Mutual Common Stock and, if such Certificates are presented to First Mutual for transfer, they shall be cancelled against delivery of certificates for Washington Federal Common Stock and/or cash as hereinabove provided.  No dividends which have been declared will be remitted to any person entitled to receive shares of Washington Federal Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing First Mutual Common Stock, at which time such dividends shall be remitted to such person, without interest.

(d)  Lost or Destroyed Certificates; Issuances of Washington Federal Common Stock in New Names.  The Exchange Agent and Washington Federal, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Washington Federal Common Stock to which a holder of First Mutual Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of First Mutual Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Washington Federal. If any certificates evidencing shares of Washington Federal Common Stock are to be issued in a name other than that in which the Certificate evidencing First Mutual Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Washington Federal Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)  Unclaimed Merger Consideration.  Any portion of the shares of Washington Federal Common Stock and cash delivered to the Exchange Agent by Washington Federal pursuant to Section 3.03(b) that remains unclaimed by the stockholders of First Mutual for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Washington Federal.  Any stockholders of First

Mutual who have not theretofore complied with Section 3.03(c) shall thereafter look only to Washington Federal for the consideration deliverable in respect of each share of First Mutual Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding Certificates for shares of First Mutual Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Washington Federal Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Washington Federal (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Washington Federal and the Exchange Agent shall be entitled to rely upon the stock transfer books of First Mutual to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Washington Federal and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)  Affiliate Agreements.  Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any First Mutual Affiliate shall not be exchanged for certificates representing shares of Washington Federal Common Stock to which such First Mutual Affiliate may be entitled pursuant to the terms of this Agreement until Washington Federal has received a written agreement from such person as specified in Section 6.07.

3.04  Rights as Shareholders; Stock Transfers

.  At the Effective Time, holders of First Mutual Common Stock shall cease to be, and shall have no rights as, stockholders of First Mutual other than to receive the consideration provided under this Article III.  After the Effective Time, there shall be no transfers on the stock transfer books of First Mutual or the Surviving Corporation of shares of First Mutual Common Stock.

3.05  No Fractional Shares

.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Federal Common Stock shall be issued in the Merger.  Each holder of First Mutual Common Stock who otherwise would have been entitled to a fraction of a share of Washington Federal Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Washington Federal Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06  Dissenting Shares

.  Each outstanding share of First Mutual Common Stock the holder of which has perfected his right to dissent under the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Washington Federal Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA.  First Mutual shall give Washington Federal prompt notice upon receipt by First Mutual of any such written demands for payment of the fair value of such shares of First Mutual Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA.  If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Washington Federal Common Stock or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Washington Federal Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Washington Federal or the Exchange Agent shall determine.  Any payments made in respect of Dissenting Shares shall be made by Washington Federal.

3.07  Anti-Dilution Provisions

.  If, between the date hereof and the Effective Time, the shares of Washington Federal Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

3.08  Withholding Rights

.  Washington Federal (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of First Mutual Common Stock such amounts as Washington Federal is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of First Mutual Common Stock in respect of which such deduction and withholding was made by Washington Federal.

3.09  First Mutual Options

.  At the Effective Time, each First Mutual Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of First Mutual Common Stock subject to such First Mutual Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such First Mutual Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld with respect to such payment.  If the exercise price per share of any such First Mutual Option is equal to or greater than the Per Share Cash Consideration, such First Mutual Option shall be canceled without any cash payment being made in respect thereof.  First Mutual shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding First Mutual Option with regard to the cancellation of such First Mutual Option and the payment therefor in accordance with the terms of this Agreement.  Subject to the foregoing, the First Mutual Stock Option Plans and all First Mutual Options issued thereunder shall terminate at the Effective Time.

3.10  Bank Merger

.  As soon as practicable after the execution of this Agreement, or on such later date as Washington Federal shall specify, Washington Federal and First Mutual shall cause WFS and FMB to enter into the Bank Merger Agreement, which provides for the merger of FMB with and into WFS (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Washington Federal shall specify).  The Bank Merger Agreement provides that the directors of WFS upon consummation of the Bank Merger, together with an existing director of First Mutual who shall be acceptable to Washington Federal, shall be the directors of WFS upon consummation of the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01  Forbearances of First Mutual

.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Washington Federal, First Mutual will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of First Mutual and its Subsidiaries and others with whom business relations exist.

(b)  Capital Stock.  Other than pursuant to Rights set forth on Schedule 4.01(b) of First Mutual’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)  Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of First Mutual capital stock other than regular quarterly cash dividends at a rate not in excess of $0.09 per share of First Mutual Common Stock with record dates and payment dates consistent with the prior year or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)  Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of First Mutual or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

(e)  Hiring.  Hire any person as an employee of First Mutual or any of its Subsidiaries or promote any employee, except (i) as set forth on Schedule 4.01(e) of First Mutual’s Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of First Mutual’s Disclosure Schedule and (iii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of First Mutual or a Subsidiary of First Mutual, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f)  Benefit Plans.  Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of First Mutual’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of First Mutual or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)  Dispositions.  Except for OREO that is sold in the ordinary course of business consistent with past practices or as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without Washington Federal’s written consent, which consent shall be deemed to have been received to the extent First Mutual has provided written notice hereunder, which Washington Federal has not objected to within two Business Days of receipt of such written notice.

(h)  Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(q)), deposits or properties of any other entity.

(i)  Capital Expenditures.  Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $20,000 individually or $75,000 in the aggregate.

(j)  Governing Documents.  Amend the First Mutual Articles or the First Mutual Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of First Mutual or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)  Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)  Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)  Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which First Mutual or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by First Mutual or any of its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of First Mutual or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to First Mutual and its Subsidiaries taken as a whole.

(n)  Banking Operations.  Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)  Marketing.  Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Federal prior to the date hereof).

(p)  Derivatives Contracts.  Enter into any Derivatives Contract.

(q)  Indebtedness.  Except as Previously Disclosed, incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other

Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)  Investment Securities.  (i)Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less or (ii) dispose of any debt security or Equity Investment.

(s)  Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (y) in the case of single-family residential loans that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $1.5 million and (z) in the case of all other loans, other than single-family residential loans, that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of such entity’s internal loan policies; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(t)  Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)  Tax Elections.  Make or change any material Tax election, settle or compromise any material Tax liability of First Mutual  or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of First Mutual  or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)  Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Washington Federal or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)  Adverse Actions.  (i) Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)  Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02  Forbearances of Washington Federal

.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of First Mutual, Washington Federal will not, and will cause each of its Subsidiaries not to:

(a)  Adverse Actions.  (i)  Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b)  Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Schedules

.  On or prior to the date hereof, Washington Federal has delivered to First Mutual a schedule and First Mutual has delivered to Washington Federal a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02  Standard

.  Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of First Mutual on the one hand or Washington Federal on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03  Representations and Warranties of First Mutual

.  Subject to Sections 5.01 and 5.02, First Mutual hereby represents and warrants to Washington Federal:

(a)  Organization, Standing and Authority.  First Mutual is duly organized, validly existing and in good standing under the laws of the State of Washington.  First Mutual is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Mutual.  First Mutual has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the First Mutual Articles and First Mutual Bylaws which have previously been made available to Washington Federal are true, complete and correct copies of such documents as in effect on the date of this Agreement.  Except as Previously Disclosed, the minute books of First Mutual and each of its Subsidiaries previously made available to Washington Federal contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)  First Mutual Capital Stock.  The authorized capital stock of First Mutual consists solely of 30,000,000 shares of First Mutual Common Stock, of which 6,694,260 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of First Mutual Preferred Stock, of which no shares were issued and outstanding as of the date hereof.  As of the date hereof, no shares of First Mutual Common Stock were held in treasury by First Mutual or otherwise directly or indirectly owned by First Mutual.  The outstanding shares of First Mutual Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of First Mutual Common Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of First Mutual’s Disclosure Schedule sets forth for each First Mutual Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of First Mutual Common Stock subject to each option, the number of shares of First Mutual Common Stock subject to options that are currently exercisable and the exercise price per share.  Except as set forth in the preceding sentence, there are no shares of First Mutual Common Stock reserved for issuance, First Mutual does not have any Rights issued or outstanding with respect to First Mutual Common Stock and First Mutual does not have any commitment to authorize, issue or sell any First Mutual Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of First Mutual may vote are outstanding.

(c)  Subsidiaries.

(i)  (A)  Section 5.03(c)(i) of First Mutual’s Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of First Mutual’s Disclosure Schedules, First Mutual owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to First Mutual) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to First Mutual or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to First Mutual’s rights to vote or to dispose of such securities and (F) all the equity securities of First Mutual’s Subsidiaries held by First Mutual or its Subsidiaries are fully paid and nonassessable and are owned by First Mutual or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the First Mutual Subsidiaries may vote are outstanding.

(ii)  Except as set forth in Section 5.03(c)(ii) of First Mutual’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in First Mutual’s Subsidiaries and stock in the FHLB, First Mutual does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)  Each of First Mutual’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Mutual.  Each of First Mutual’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)  The deposit accounts of FMB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and FMB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)  Corporate Power.  Each of First Mutual and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and First Mutual has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FMB to consummate the Bank Merger Agreement, and FMB has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of First Mutual’s stockholders of this Agreement.

(e)  Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding First Mutual Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of First Mutual and FMB and the First Mutual Board and the FMB Board on or prior to the date hereof and the First Mutual Board has recommended that stockholders of First Mutual adopt this Agreement and directed that such matter be submitted for consideration by First Mutual’s stockholders at the First Mutual Meeting.  First Mutual has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Washington Federal, this Agreement is a valid and legally binding obligation of First Mutual, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)  Regulatory Approvals; No Defaults.

(i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Mutual or any of its Subsidiaries in connection with the execution, delivery or performance by First Mutual of this Agreement and by FMB of the Bank Merger Agreement, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of First Mutual Common Stock and the issuance of Washington Federal Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Department pursuant to the WBCA and the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations and (D) the approval of this Agreement by the holders of the outstanding shares of First Mutual Common Stock.  As of the date hereof, First Mutual is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by First Mutual, the Bank Merger Agreement by FMB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of First Mutual or any of its Subsidiaries or to which First Mutual or any of its

Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of First Mutual or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)  Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i)  First Mutual’s Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the SEC (collectively, First Mutual’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of First Mutual and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows of First Mutual and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case, as may be noted therein.  Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The books and records of First Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)  First Mutual has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003.  None of First Mutual’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  First Mutual has made available to Washington Federal true, correct and complete copies of all written correspondence between the SEC, on the one hand, and First Mutual and any of its Subsidiaries, on the other hand, occurring since December 31, 2003.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to First Mutual’s Securities Documents.  To the knowledge of First Mutual, none of the First Mutual’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii)  Except as set forth on the statement of financial condition of First Mutual dated as of March 31, 2007 and included in First Mutual’s Securities Documents filed prior to the date hereof and except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after March 31, 2007 in the ordinary course of business consistent with past practice and, to First Mutual’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv)  Since March 31, 2007, (A) First Mutual and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to First Mutual.

(v)  Except as set forth in Section 5.03(g)(v) of First Mutual’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by First Mutual or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by First Mutual or its Subsidiaries, to cause First Mutual or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against First Mutual or its Subsidiaries.  Section 5.03(g)(v) of First Mutual’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of First Mutual or any of its Subsidiaries that has been declared, set aside or paid since December 31, 2003, as well as all shares of capital stock of First Mutual that have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Mutual or any of its Subsidiaries since December 31, 2003.

(vi)  The records, systems, controls, data and information of First Mutual and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Mutual or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi).  First Mutual (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Mutual, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of First Mutual by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Mutual’s outside auditors and the audit committee of the First Mutual Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Mutual’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in First Mutual’s internal controls over financial reporting.  These disclosures were made in writing by management to First Mutual’s auditors and audit committee and a copy has previously been made available to Washington Federal.  The Chief Executive Officer and the Chief Financial Officer of First Mutual have signed, and First Mutual has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither First Mutual nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form  or manner of filing or submission of such certifications.

(vii)  Since the enactment of the Sarbanes-Oxley Act, (i) neither First Mutual nor any of its Subsidiaries nor, to the knowledge of First Mutual, any director, officer, employee, auditor, accountant or representative of First Mutual or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Mutual or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Mutual or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Mutual or any of its Subsidiaries, whether or not employed by First Mutual or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Mutual or any of its Subsidiaries or their respective officers, directors, employees or agents to the First Mutual Board or any committee thereof or, to the knowledge of First Mutual, to any director or officer of First Mutual.

(h)  Legal Proceedings.  Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against First Mutual or any of its Subsidiaries and, to First Mutual’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  Neither First Mutual nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to First Mutual.

(i)  Regulatory Matters.

(i)  First Mutual and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and First Mutual has previously delivered or made available to Washington Federal accurate and complete copies of all such reports.  In connection with the most recent examination of First Mutual and its Subsidiaries by the appropriate regulatory authorities, neither First Mutual nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which First Mutual believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on First Mutual.  To the knowledge of First Mutual, since its last regulatory examination of Community Reinvestment Act compliance, FMB has not received any complaints as to Community Reinvestment Act compliance.

(ii)  Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has First Mutual or any of its Subsidiaries adopted any policies procedures or board resolutions at the request or suggestion of, any Governmental Authority.  First Mutual and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)  Neither First Mutual nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)  Compliance With Laws.  Each of First Mutual and its Subsidiaries:

(i)  Except as Previously Disclosed, is and at all times since December 31, 2003 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of First Mutual and its Subsidiaries related to customer data, privacy and security;

(ii)  has and at all times since December 31, 2003 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to First Mutual’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  has received no notification or communication from any Governmental Authority (A) asserting that First Mutual or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to First Mutual’s knowledge, do any grounds for any of the foregoing exist).

(k)  Material Contracts; Defaults.

(i)  Except for documents listed as exhibits to First Mutual’s Securities Documents or as Previously Disclosed, neither First Mutual nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of First Mutual or any of its Subsidiaries to indemnification from First Mutual or any of its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of First Mutual or its Subsidiaries, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees (other than any such agreement, license or contract listed in Section 5.03(k)(i)(I) of First Mutual’s Disclosure Schedule), (J) which provides for the payment by First Mutual or its Subsidiaries of payments upon a change of control thereof other than as set forth in Section 5.03(k)(i)(J) of First Mutual’s Disclosure Schedule, (K) which is a lease for any real or material personal property owned or presently used by First Mutual or any of its Subsidiaries, (L) which materially restricts the conduct of any business by First Mutual or by any of its Subsidiaries or limits the freedom of First Mutual or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires First Mutual or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits First Mutual or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). First Mutual has Previously Disclosed and made available to Washington Federal true and correct copies of each such Material Contract.

(ii)  Each Material Contract is valid and binding on First Mutual and its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of First Mutual, is valid and binding on the other parties thereto.  Neither First Mutual or any of its Subsidiaries nor, to the knowledge of First Mutual, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by First Mutual or any of its Subsidiaries is currently outstanding.

(iii)  Section 5.03(k)(iii) of First Mutual’s Disclosure Schedule sets forth a schedule of all officers and directors of First Mutual and its Subsidiaries who have outstanding loans from First Mutual or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)  No Brokers.  No action has been taken by First Mutual or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.  Copies of all agreements with Keefe, Bruyette & Woods, Inc. have been Previously Disclosed to Washington Federal.

(m)  Employee Benefit Plans.

(i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of First Mutual and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of First Mutual and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), have been Previously Disclosed to Washington Federal.  True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Washington Federal.

(ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and First Mutual is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a

Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no material pending or, to First Mutual’s knowledge, threatened litigation relating to the Benefit Plans.  Neither First Mutual nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject First Mutual or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)  No liability under Title IV of ERISA has been or is expected to be incurred by First Mutual or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with First Mutual under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Neither First Mutual nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of First Mutual included in First Mutual’s Securities Documents.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither First Mutual nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)  Neither First Mutual nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  First Mutual or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a Benefit Plan that could subject First Mutual to a material tax under Section 4980B of the Code.

(vi)  None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either along or in connection with a subsequent event, will, except as Previously Disclosed, (A) entitle any Employees or any current or former director or independent contractor of First Mutual or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof,

(B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii)  All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)  Section 5.03(m)(viii) of First Mutual’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix)  No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x)  Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(n)  Labor Matters.  Neither First Mutual nor any of its Subsidiaries is a party to and is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is First Mutual or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel First Mutual or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to First Mutual’s knowledge, threatened, nor is First Mutual or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  Each of First Mutual and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o)  Environmental Matters.  Except as Previously Disclosed, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on First Mutual or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of First Mutual, threatened against First Mutual or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Mutual or its Subsidiaries taken as a whole.  To the knowledge of First Mutual, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Mutual or its Subsidiaries taken as a whole.  First Mutual and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.  To First Mutual’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by First Mutual or any of its Subsidiaries, or any property in which First Mutual or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“First Mutual Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to First Mutual.  Neither First Mutual nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any First Mutual Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to First Mutual.  Neither First Mutual nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither First Mutual nor any of its Subsidiaries nor, to First Mutual’s knowledge, any Person whose liability First Mutual or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Neither First Mutual nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To First Mutual’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving First Mutual or any of its Subsidiaries, any currently or formerly owned or operated property, any First Mutual Loan Property, or, to First Mutual’s knowledge, any Person whose liability First Mutual or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against First Mutual or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any First Mutual Loan Property.  First Mutual has Previously Disclosed and made available to Washington Federal copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to First Mutual, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)  Tax Matters.

(i)  (A) Except as Previously Disclosed, all Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the First Mutual Group, including First Mutual and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the First Mutual Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the First Mutual Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the First Mutual Group has extended or waived any statutes of limitation with respect to any Taxes of First Mutual.  There are no material Liens for Taxes upon the assets of First Mutual or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.  No written claim has ever been made by any Governmental Authority in a jurisdiction where neither First Mutual nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii)  First Mutual has made available to Washington Federal true and correct copies of the United States federal and state income Tax Returns filed by First Mutual for each of the three most recent fiscal years for which such returns have been filed.

(iii)  Neither First Mutual nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by First Mutual’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in First Mutual’s Securities Documents filed on or prior to the date hereof.

(iv)  Except as Previously Disclosed, neither First Mutual nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was First Mutual) or, to the knowledge of First Mutual, has any liability for Taxes of any Person (other than a member of the First Mutual Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the First Mutual Group) as a transferee or successor, by contract, or otherwise.

(v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to First Mutual and its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.

(vi)  Neither First Mutual nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)   (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that First Mutual or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii)  None of First Mutual or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix)  None of First Mutual or any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.

(x)  None of First Mutual or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi)  None of First Mutual or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of First Mutual or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

(q)  Risk Management Instruments.

(i)  Except as set forth in Section 5.03(q)(i) of First Mutual’s Disclosure Schedule, neither First Mutual nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of First Mutual or any of its Subsidiaries.

(ii)  “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any First Mutual Options.

(r)  Loans; Nonperforming and Classified Assets.

(i)  Each Loan on the books and records of First Mutual and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of First Mutual, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)  First Mutual has Previously Disclosed as to First Mutual and each First Mutual Subsidiary as of the latest practicable date: (A) any written or, to First Mutual’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to First Mutual’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by First Mutual, a First Mutual Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Department or the FDIC would agree with the loan classifications established by First Mutual); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of First Mutual or a First Mutual Subsidiary, or to the best knowledge of First Mutual, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)  Properties.  Except as Previously Disclosed, all real and personal property owned by First Mutual or a First Mutual Subsidiary or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices.  First Mutual has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of First Mutual as of March 31, 2007 included in First Mutual’s Securities Documents, or acquired after such date, other than properties sold by First Mutual in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of First Mutual as of March 31, 2007 included in First Mutual’s Securities Documents.  All real and personal property which is material to First Mutual’s business on a consolidated basis and leased or licensed by First Mutual or a Subsidiary of First Mutual is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t)  Intellectual Property.  First Mutual and each Subsidiary of First Mutual owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all material Liens, all of which have been Previously Disclosed by First Mutual, and none of First Mutual or any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others.  To the knowledge of First Mutual, the operation of the business of First Mutual and each of its Subsidiaries does not infringe or violate the intellectual property of any third party.  First Mutual and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)  Fiduciary Accounts.  First Mutual and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither First Mutual nor any of its Subsidiaries, nor, to First Mutual’s knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)  Books and Records.  The books and records of First Mutual and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of First Mutual and its Subsidiaries.

(w)  Insurance.  First Mutual has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by First Mutual and its Subsidiaries (“Insurance Policies”).  First Mutual and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Mutual reasonably has determined to be prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; First Mutual and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x)  Allowance For Loan Losses.  First Mutual’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with First Mutual’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)  Transactions With Affiliates.  All “covered transactions” between First Mutual and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(z)  Required Vote; Antitakeover Provisions.

(i)  The affirmative vote of the holders of two-thirds of the outstanding shares of First Mutual Common Stock is necessary to approve this Agreement and the Transaction on behalf of First Mutual.  No other vote of the stockholders of First Mutual is required by law, the First Mutual Articles, the First Mutual Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)  Based on the representation and warranty of Washington Federal contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the WBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the First Mutual Articles and First Mutual Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)  Fairness Opinion.  The First Mutual Board has received the opinion of Keefe, Bruyette & Woods, Inc., to the effect that as of the date hereof the Merger Consideration is fair to the holders of First Mutual Common Stock from a financial point of view.

(bb)  Transactions in Securities.

(i)  All offers and sales of First Mutual Common Stock by First Mutual were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii)  Neither First Mutual, none of First Mutual’s Subsidiaries, nor, to First Mutual’s knowledge, (a) any director or executive officer of First Mutual or of a First Mutual

Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of First Mutual Common Stock or other securities issued by First Mutual (i) during any period when First Mutual was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc)  Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04  Representations and Warranties of Washington Federal

.  Subject to Sections 5.01 and 5.02, Washington Federal hereby represents and warrants to First Mutual as follows:

(a)  Organization, Standing and Authority.  Washington Federal is duly organized, validly existing and in good standing under the laws of the State of Washington.  Washington Federal is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Washington Federal.  Washington Federal has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)  Washington Federal Capital Stock.

(i)  As of the date hereof, the authorized capital stock of Washington Federal consists solely of 300,000,000 shares of Washington Federal Common Stock, of which 87,337,871 shares were issued and outstanding as of the close of business on June 29, 2007, and 5,000,000 shares of Washington Federal Preferred Stock, of which no shares were issued and outstanding as of the date hereof.  The outstanding shares of Washington Federal Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Washington Federal Common Stock have been issued in violation of the preemptive rights of any Person.  As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Washington Federal, except for shares of Washington Federal Common Stock issuable pursuant to the Washington Federal Benefit Plans and by virtue of this Agreement.

(ii)  The shares of Washington Federal Common Stock to be issued in exchange for shares of First Mutual Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)  WFS.

(i)  WFS has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  WFS is duly licensed by the OTS and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii)  (A) Washington Federal owns, directly or indirectly, all the issued and outstanding equity securities of WFS, (B) no equity securities of WFS are or may become required to be issued (other than to Washington Federal) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which WFS is or may be bound to sell or otherwise transfer any of its equity securities (other than to Washington Federal or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Washington Federal’s right to vote or to dispose of such securities.

(d)  Corporate Power.  Each of Washington Federal and WFS has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Washington Federal has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause WFS to consummate the Bank Merger Agreement, and WFS has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)  Corporate Authority.  This Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of Washington Federal, the Washington Federal Board, WFS and the WFS Board.  This Agreement has been duly executed and delivered by Washington Federal and, assuming due authorization, execution and delivery by First Mutual, this Agreement is a valid and legally binding agreement of Washington Federal enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)  Regulatory Approvals; No Defaults.

(i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Washington Federal or any of its Subsidiaries in connection with the execution, delivery or performance by Washington Federal of this Agreement and by WFS of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the FDIC, the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of First Mutual Common Stock and the issuance of Washington Federal Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Washington Federal Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of Washington and the

Department pursuant to the WBCA and the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations.  As of the date hereof, Washington Federal is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Washington Federal, the Bank Merger Agreement by WFS and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Washington Federal or of any of its Subsidiaries or to which Washington Federal or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Washington Federal or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)  Financial Reports and Securities Documents; Material Adverse Effect.

(i)  Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Washington Federal’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Washington Federal and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Washington Federal and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)  Since March 31, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Washington Federal.

(h)  Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Washington Federal or its Subsidiaries and, to Washington Federal’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  Neither Washington Federal nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to Washington Federal.

(i)  No Brokers.  No action has been taken by Washington Federal or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j)  Tax Matters.  Subject to Washington Federal’s right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, as of the date hereof, Washington Federal does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)  Regulatory Matters.

(i)  Except as set forth in Section 5.04(k)(i) of Washington Federal’s Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Washington Federal or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  Washington Federal and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii)  Neither Washington Federal nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l)  Compliance With Laws.  Each of Washington Federal and its Subsidiaries:

(i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Washington Federal and its Subsidiaries related to customer data, privacy and security;

(ii)  has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Washington Federal’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  has received no notification or communication from any Governmental Authority (A) asserting that Washington Federal or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Washington Federal’s knowledge, do any grounds for any of the foregoing exist).

(m)  Ownership of First Mutual Common Stock.   None of Washington Federal or any of its Subsidiaries, or to Washington Federal’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of First Mutual (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(n)  Financial Ability.  On the Effective Date and through the date of payment of the Merger Consideration by Washington Federal, Washington Federal or WFS will have all funds necessary to consummate the Merger and pay up to the Maximum Cash Consideration to holders of First Mutual Common Stock pursuant to Sections 3.01 and 3.02 hereof.

(o)  Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01  Reasonable Best Efforts

.  Subject to the terms and conditions of this Agreement, each of First Mutual and Washington Federal agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02  Shareholder Approval.

(a)  First Mutual agrees to take, in accordance with applicable law and the First Mutual Articles and the First Mutual Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by First Mutual’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “First Mutual Meeting”).  Except with the prior approval of Washington Federal, no other matters shall be submitted for the approval of the First Mutual stockholders at the First Mutual Meeting.  Subject to Section 6.02(b), the First Mutual Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Federal such recommendation or (y) take any other action or make any other public statement in connection with the First Mutual Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b).  Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of First Mutual at the First Mutual Meeting for the purpose of approving the Agreement and any other matters required to be approved by First Mutual’s stockholders for consummation of the Transaction.  In addition to the foregoing, First Mutual shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b)  Notwithstanding the foregoing, First Mutual and the First Mutual Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)  First Mutual shall have complied in all material respects with Section 6.08;

(ii)  the First Mutual Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

(iii)  if the First Mutual Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the First Mutual Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Washington Federal pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) First Mutual shall notify Washington Federal, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Washington Federal a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, First Mutual shall, and shall cause its financial and legal advisors to, during the period following First Mutual’s delivery of the notice referred to in clause (B) above, negotiate with Washington Federal in good faith for a period of up to five Business Days (to the extent Washington Federal desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03  Registration Statement.

(a)  Washington Federal agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Washington Federal with the SEC in connection with the issuance of Washington Federal Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of First Mutual constituting a part thereof (the “Proxy Statement”) and all related documents).  First Mutual shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and First Mutual, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing.  First Mutual agrees to cooperate with Washington Federal and Washington Federal’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement.  Provided that First Mutual has cooperated as described above, Washington Federal agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable.  Each of First Mutual and Washington Federal agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  Washington Federal also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  After the Registration Statement is declared effective under the Securities Act, First Mutual shall promptly mail at its expense the Proxy Statement to its stockholders.

(b)  Each of First Mutual and Washington Federal agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the First Mutual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of First Mutual and Washington Federal further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)  Washington Federal agrees to advise First Mutual, promptly after Washington Federal receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Washington Federal Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Washington Federal is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04  Regulatory Filings.

(a)  Each of Washington Federal and First Mutual and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Washington Federal as soon as reasonably practicable after the execution hereof.  Each of Washington Federal and First Mutual shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05  Press Releases

.  First Mutual and Washington Federal shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq.  First Mutual and Washington Federal shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06  Access; Information.

(a)  First Mutual agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Washington Federal and Washington Federal’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of First Mutual and to such other information relating to First Mutual as Washington Federal may reasonably request and, during such period, it shall furnish promptly to Washington Federal (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of First Mutual as Washington Federal may reasonably request.

(b)  During the period from the date of this Agreement to the Effective Time, First Mutual shall, upon the request of Washington Federal, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Washington Federal regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 40 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), First Mutual will deliver to Washington Federal its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 75 days after the end of each fiscal year, First Mutual will deliver to Washington Federal its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP.  Within 15 days after the end of each month, First Mutual will deliver to Washington Federal a consolidated statement of financial condition and consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

(c)  All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of May 29, 2007 between Washington Federal and Keefe, Bruyette & Woods, Inc. on behalf of First Mutual (the “Confidentiality Agreement”).

(d)  No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e)  First Mutual shall allow a representative of Washington Federal to attend as an observer all First Mutual Board and First Mutual Board committee meetings as well as all Board of Directors and Board of Director committee meetings for each Subsidiary of First Mutual (including, without limitation, loan committee meetings), except that no Washington Federal representative will be entitled to attend any meeting in which the First Mutual Board considers the Merger or an Acquisition Proposal.  First Mutual shall give reasonable notice to Washington Federal of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  First Mutual shall also provide to Washington Federal all written agendas and meeting or written consent materials provided to the directors of First Mutual and each First Mutual Subsidiary in connection with Board and committee meetings.  All information obtained by Washington Federal at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07  Affiliates

.  First Mutual shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of First Mutual within the meaning of Rule 145 promulgated by the SEC under the Securities Act (“First Mutual Affiliates”) and to cause each person so identified to deliver to Washington Federal as soon as practicable, and in any event prior to the date of the First Mutual Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Washington Federal Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.08  Acquisition Proposals.

(a)  First Mutual agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of First Mutual thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, First Mutual shall not, and shall cause its directors, officers or employees (and those of any First Mutual Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Washington Federal or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the First Mutual Meeting, if the First Mutual Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the First Mutual Board’s fiduciary duties under applicable law, First Mutual may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a)(i) that the First Mutual Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Washington Federal and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by First Mutual after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to Washington Federal, and (2) participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of First Mutual and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of First Mutual or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of First Mutual or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First Mutual or any of its Subsidiaries, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of First Mutual Common Stock then outstanding or all or substantially all of First Mutual’s consolidated assets, which the First Mutual Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of First Mutual’s financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the First Mutual Board, is reasonably likely to be obtained by such third party.

(b)  In addition to the obligations of First Mutual set forth in Section 6.08(a), First Mutual shall promptly (within 24 hours) advise Washington Federal orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Washington Federal informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Washington Federal all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to Washington Federal.

(c)  Notwithstanding anything herein to the contrary, First Mutual and the First Mutual Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d)  First Mutual agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of First Mutual or its Subsidiaries shall be deemed a breach of this Section 6.08 by First Mutual.

6.09  Certain Policies

.  Prior to the Effective Date, each of First Mutual and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Washington Federal; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by First Mutual or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach,  violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of First Mutual or its management with any such adjustments.

6.10  Nasdaq Listing

.  Washington Federal agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Washington Federal Common Stock to be issued in connection with the Merger.

6.11  Indemnification.

(a)  From and after the Effective Time through the sixth anniversary of the Effective Time, Washington Federal (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of First Mutual or a First Mutual Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of First Mutual or any First Mutual Subsidiary or is or was serving at the request of First Mutual or any First Mutual Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the

First Mutual Articles and the First Mutual Bylaws or equivalent documents of any First Mutual Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by First Mutual pursuant to this Section 6.11, in each case as in effect on the date hereof.

(b)  Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)  Washington Federal shall maintain First Mutual’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by First Mutual’s existing policy, including Washington Federal’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall Washington Federal be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an amount in excess of 150% of the annual premiums paid by First Mutual as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Washington Federal shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)  If Washington Federal or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Washington Federal shall assume the obligations set forth in this Section 6.11.

6.12  Benefit Plans.

(a)  As soon as administratively practicable after the Effective Time, Washington Federal shall take all reasonable action so that employees of First Mutual and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Washington Federal of general applicability (the “Washington Federal Benefit Plans”) to the same extent as similarly-situated employees of Washington Federal and its Subsidiaries (it being understood that inclusion of the employees of First Mutual and its Subsidiaries in the Washington Federal Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of First Mutual and its Subsidiaries until such employees are permitted to participate in the Washington Federal Benefit Plans and provided further, however, that nothing contained herein shall require Washington Federal or any of its Subsidiaries to make any grants to any former employee of First Mutual or its Subsidiaries under any discretionary equity compensation plan of Washington Federal.  Washington Federal shall cause each Washington Federal Benefit Plan in which employees of First Mutual and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Washington Federal Benefit Plans, the service of such employees with First Mutual and its Subsidiaries to the same extent as such service was credited for such purpose by First Mutual, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Nothing herein shall limit the ability of Washington Federal to amend or terminate any of First Mutual’s Benefit Plans in accordance with their terms at any time.

(b)  At and following the Effective Time, Washington Federal shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of First Mutual and its Subsidiaries and current and former directors of First Mutual and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of First Mutual to the extent that each of the foregoing are Previously Disclosed.  The severance or termination payments which are payable pursuant to such agreements, plans or policies of First Mutual (which have been quantified in reasonable detail) have been Previously Disclosed.

(c)  At such time as employees of First Mutual or its Subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal or its Subsidiaries, Washington Federal shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Washington Federal, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(d)  Each of First Mutual, its Subsidiaries, and Washington Federal acknowledges and agrees that all provisions contained within this Section 6.12 with respect to Employees are included for the sole benefit of First Mutual and Washington Federal and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with First Mutual, its Subsidiaries, Washington Federal or any of their respective affiliates.

(e)  Washington Federal agrees to take all action necessary to appoint or elect, effective as of the Effective Time, a director of First Mutual who is acceptable to Washington Federal.  Such person shall serve until the first annual meeting of stockholders of Washington Federal following the Effective Time and until his or her successor is elected and qualified.  Subject to the fiduciary duties of the Washington Federal Board, Washington Federal shall include such individual on the list of nominees for director presented by the Washington Federal Board and for which the Washington Federal Board shall solicit proxies at the first annual meeting of stockholders of Washington Federal following the Effective Time.

(f)  The First Mutual Employee Stock Ownership Plan (“ESOP”) shall be terminated as of the Effective Time.  The Merger Consideration received by the ESOP trustee with respect to the unallocated shares of First Mutual Common Stock held by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws as soon as practicable after the Effective Time.  In connection with the termination of the ESOP, First Mutual shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code.  Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by First Mutual and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Washington Federal.  Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS.

6.13  Notification of Certain Matters

.  Each of First Mutual and Washington Federal shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14  Estoppel Letters

.  First Mutual shall use its commercially reasonable efforts to obtain and deliver to Washington Federal at the Closing with respect to all real estate (i) owned by First Mutual or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all tenants and (ii) leased by First Mutual or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex E from all lessors.

6.15  Assumption of Indenture Obligations

.  In connection with the Merger, Washington Federal shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of First Mutual under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by First Mutual or any of its Subsidiaries to the extent such indenture obligations have not been discharged through the redemption of the underlying securities.

6.16  Antitakeover Statutes

.  Each of Washington Federal and First Mutual and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01  Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)  Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of First Mutual Common Stock.

(b)  Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Washington Federal Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Washington Federal would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)  No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)  Listing.  The shares of Washington Federal Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f)  Tax Opinion.  Each of Washington Federal and First Mutual shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both First Mutual and Washington Federal, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that to the extent the Merger Consideration is revised pursuant to Section 3.01(b)(1) hereof to reflect an all cash transaction, each of the parties to this Agreement hereby waive the condition set forth in this Section 7.01(f).  In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Washington Federal, First Mutual and others, reasonably satisfactory in form and substance to such counsel.

7.02  Conditions to Obligation of First Mutual

.  The obligation of First Mutual to consummate the Merger is also subject to the fulfillment or written waiver by First Mutual prior to the Effective Date of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Washington Federal set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and First Mutual shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(b)  Performance of Obligations of Washington Federal.  Washington Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Mutual shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(c)  Other Actions.  Washington Federal shall have furnished First Mutual with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as First Mutual may reasonably request.

7.03  Conditions to Obligation of Washington Federal

.  The obligation of Washington Federal to consummate the Merger is also subject to the fulfillment or written waiver by Washington Federal prior to the Effective Date of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of First Mutual set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of First Mutual by the Chief Executive Officer and the Chief Financial Officer of First Mutual to such effect.

(b)  Performance of Obligations of First Mutual.  First Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of First Mutual by the Chief Executive Officer and the Chief Financial Officer of First Mutual to such effect.

(c)  Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of First Mutual Common Stock.

(d)  Bank Merger.  All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the OTS and, if necessary, the Department, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(e)  Other Actions.  First Mutual shall have furnished Washington Federal with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Washington Federal may reasonably request.

ARTICLE VIII

TERMINATION

8.01  Termination

.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)  Mutual Consent.  By the mutual consent in writing of Washington Federal and First Mutual.

(b)  Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Washington Federal or First Mutual, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within

30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)  Delay.  By Washington Federal or First Mutual, in the event that the Merger is not consummated by March 31, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if First Mutual is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)  No Regulatory Approval.  By Washington Federal or First Mutual in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)  No First Mutual Stockholder Approval.  By either Washington Federal or First Mutual, if any approval of the stockholders of First Mutual contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the First Mutual Meeting or at any adjournment or postponement thereof.

(f)  First Mutual Failure to Recommend; Etc.  By Washington Federal if (i) First Mutual shall have materially breached the provisions of Section 6.08 in any respect adverse to Washington Federal, (ii) the First Mutual Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Washington Federal, or (iii) First Mutual shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the First Mutual Meeting in accordance with Section 6.02.

(g)  Certain Tender or Exchange Offers.  By Washington Federal if a tender offer or exchange offer for 15% or more of the outstanding shares of First Mutual Common Stock is commenced (other than by Washington Federal or a Subsidiary thereof), and the First Mutual Board recommends that the stockholders of First Mutual tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

8.02  Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and

Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Washington Federal nor First Mutual shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)  The parties hereto agree that First Mutual shall pay Washington Federal the sum of $7.5 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)  if this Agreement is terminated by Washington Federal pursuant to Section 8.01(f) or (g), First Mutual shall pay the entire Termination Fee to Washington Federal on the second Business Day following the termination of this Agreement; or

(ii)  if this Agreement is terminated by (A) Washington Federal pursuant to Section 8.01(b), (B) by either Washington Federal or First Mutual pursuant to Section 8.01(c) and at the time of such termination no vote of the First Mutual stockholders contemplated by this Agreement at the First Mutual Meeting shall have occurred, or (C) by either Washington Federal or First Mutual pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of First Mutual or the First Mutual Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of First Mutual contemplated by this Agreement at the First Mutual Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination First Mutual enters into an agreement with respect to a Control Transaction, then First Mutual shall pay to Washington Federal an amount equal to $5.0 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, First Mutual shall pay to Washington Federal the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with First Mutual within 18 months after such termination, then First Mutual shall pay to Washington Federal the Termination Fee (less any amount previously paid by First Mutual pursuant to clause (1) above) on the date of such consummation of such Control Transaction.  As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of First Mutual or FMB or a majority of the assets or First Mutual or FMB, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of First Mutual or by any Person other than First Mutual or its Subsidiaries of more than 50% of the voting power of FMB or (iii) any merger, consolidation or other business combination transaction involving First Mutual or any of its Subsidiaries as a result of which the stockholders of First Mutual cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

(c)  First Mutual and Washington Federal agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Federal would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by First Mutual.  If First Mutual fails to pay Washington Federal the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), First Mutual shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Federal in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Washington Federal prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01  Survival

.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02  Waiver; Amendment

.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the First Mutual Meeting no amendment shall be made which by law requires further approval by the stockholders of First Mutual without obtaining such approval.

9.03  Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04  Governing Law

.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

9.05  Expenses

.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06  Notices

.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Mutual to:

First Mutual Bancshares, Inc.
400 108th Avenue, N.E.
Bellevue, Washington  98004
Attention:  John R. Valaas,
    President and Chief Executive Officer
Fax:  (425) 453-5302

With a copy to:

Foster Pepper LLP
1111 Third Avenue
Seattle, Washington 98101
Attention:  Robert J. Diercks, Esq.
Fax:  (206) 749-1926

If to Washington Federal to:

Washington Federal, Inc.
425 Pike Street
Seattle, Washington  98101
Attention: Roy M. Whitehead, President and
   Chief Executive Officer
Fax:  (206) 624-2334

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:  Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

9.07  Entire Understanding; No Third Party Beneficiaries

.  This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce Washington Federal’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08  Severability

.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on First Mutual or Washington Federal, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09  Enforcement of the Agreement

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10  Interpretation

.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11  Assignment

.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12  Alternative Structure

.  Notwithstanding any provision of this Agreement to the contrary other than the proviso in Section 3.01(b), Washington Federal may at any time modify the structure of the acquisition of First Mutual set forth herein, provided that (i) the Merger Consideration to be paid to the holders of First Mutual Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to First Mutual’s stockholders as a result of receiving the Merger Consideration, (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities and (iv) such modification will not otherwise adversely affect the holders of First Mutual Common Stock.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:           _____________________________
Name:                      Roy M. Whitehead
Title:                      President and Chief Executive Officer

FIRST MUTUAL BANCSHARES, INC.

By:           _____________________________
Name:                      John R. Valaas
Title:                      President and Chief Executive Officer

By:           _____________________________
Name:                      James J. Doud, Jr.
Title:                      Vice Chairman

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of July 2, 2007, among __________________, a shareholder (“Shareholder”) of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”), Washington Federal, Inc., a Washington corporation (“Washington Federal”), and, solely for purposes of the last sentence of Section 8, First Mutual.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, First Mutual and Washington Federal are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which First Mutual will merge with and into Washington Federal on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of First Mutual Common Stock will be converted into shares of Washington Federal Common Stock and cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of First Mutual Common Stock identified on Exhibit I hereto (such shares, together with all shares of First Mutual Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Washington Federal to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of First Mutual and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of First Mutual, or in connection with any written consent of the stockholders of First Mutual, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Mutual contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.           Transfer of Shares.

(a)  Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of this Agreement), distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)  Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Washington Federal as follows:

(a)           Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of First Mutual Common Stock owned beneficially or of record by Shareholder.  Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)           Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.           No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.08 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to First Mutual, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of First Mutual Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of First Mutual vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Washington Federal with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the First Mutual Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.           Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify Washington Federal promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of First Mutual Common Stock or other securities of First Mutual of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.08(b) of the Merger Agreement as if he, she or it were First Mutual.

6.           Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Washington Federal if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Washington Federal will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Washington Federal may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Washington Federal’s seeking or obtaining such equitable relief.

7.           Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.           Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs First Mutual to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.  First Mutual agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the First Mutual Common Stock.

9.           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Washington Federal to:

Washington Federal, Inc.
425 Pike Street
Seattle, WA  98101
Attention:   Roy Whitehead, Chairman, President
and Chief Executive Officer
Fax:  (206) 624-2334

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

If to First Mutual or Shareholder to:

First Mutual Bancshares, Inc.
400 108th Avenue, N.E.
Bellevue, WA 98004
Attention:
Fax:

With a copy to:

Foster Pepper LLP
1111 Third Avenue
Seattle, Washington 98101
Attention:  Robert J. Diercks, Esq.
Fax:  (206) 749-1926

11.           Miscellaneous.

(a)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)           Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of First Mutual, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of First Mutual or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of First Mutual.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Washington, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that he, she or it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 11(e), that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)           Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii)           Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Washington and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 11(e) is solely for the purpose referred to in this Section 11(e) and shall not be deemed to be a general submission to said courts or in the State of Washington other than for such purpose.

(f)           Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.           Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

1.  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON FEDERAL, INC.

By:
Name:                      Roy Whitehead
Title:                      Chairman, President and Chief Executive

   Officer

FIRST MUTUAL BANCSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

________________________________

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of First Mutual Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on First Mutual Common Stock

ANNEX B

_________, 2007

Washington Federal, Inc.
425 Pike Street
Seattle, Washington  98101

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2007 (the “Agreement”), between Washington Federal, Inc., a Washington corporation (“Washington Federal”), and First Mutual, First Mutual plans to merge with and into Washington Federal (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Washington Federal (“Washington Federal Common Stock”) and cash in exchange for shares of common stock, par value $1.00 per share, of First Mutual (“First Mutual Common Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Washington Federal Common Stock, to the extent I felt necessary, with my counsel or counsel for First Mutual.

I represent, warrant and covenant with and to Washington Federal that in the event I receive any shares of Washington Federal Common Stock as a result of the Merger:

2.  1.           I shall not make any sale, transfer, or other disposition of such shares of Washington Federal Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Washington Federal, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

3.  2.           I understand that Washington Federal is under no obligation to register the sale, transfer or other disposition of shares of Washington Federal Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

4.  3.           I understand that stop transfer instructions will be given to Washington Federal’s transfer agent with respect to shares of Washington Federal Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of First Mutual Bancshares, Inc., with and into Washington Federal, Inc., on _______, 2007, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Washington Federal, Inc., a copy of which agreement is on file at the principal offices of Washington Federal, Inc.”

5.  4.           I understand that, unless transfer by me of the Washington Federal Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Washington Federal reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of First Mutual Bancshares, Inc. with and into Washington Federal, Inc. on ______, 2007, in a transaction to which Rule 145 under the Securities Act of 1933 applies.  The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Washington Federal (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Washington Federal, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Washington Federal that Washington Federal Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Washington Federal Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to Washington Federal that I will have, and will cause each of such persons to have, all shares of First Mutual Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

By acceptance hereof, Washington Federal agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated  under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Washington Federal Common Stock issued to me in the Merger.

Very truly yours, By: ________________________________ Name:

Acknowledged this ____ day of _____________ 2007.

Washington Federal, Inc.

By: ________________________________
Roy M. Whitehead
President and Chief Executive Officer

ANNEX C

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of ______ ___, 2007, by and between Washington Federal Savings and Loan Association (the “Acquiror Bank) and First Mutual Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a Washington chartered savings bank and a wholly-owned subsidiary of First Mutual Bancshares, Inc., a Washington corporation (“First Mutual”); and

WHEREAS, the Acquiror Bank is a federally chartered savings and loan association and a wholly owned subsidiary of Washington Federal, Inc., a Washington corporation (“Washington Federal”); and

WHEREAS, First Mutual and Washington Federal have entered into an Agreement and Plan of Merger, dated as of July 2, 2007 (the “Agreement”), pursuant to which First Mutual will merge with and into Washington Federal (the “Parent Merger”); and

WHEREAS, the Boards of Directors of Bank and the Acquiror Bank have approved, and deem it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the applicable laws of the United States and the State of Washington.  The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2.           Effective Time. The Merger shall become effective on the date and at the time that (i) articles of combination (“Articles of Combination”) are filed with the Office of Thrift Supervision (“OTS”) pursuant to OTS regulations, and (ii) articles of merger (“Articles of Merger”) relating to the Merger are filed with the Secretary of State of the State of Washington and the Washington State Department of Financial Institutions (“Department”) pursuant to the Washington Business Corporation Act (the “WBCA”) and the Revised Code of Washington (“RCW”), unless a later date and time is specified as the effective time in such Articles of Combination and Articles of Merger (the “Effective Time”).

3.           Charter; Bylaws. The Federal Stock Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Federal Stock Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.           Name; Offices. The name of the Surviving Bank shall be “Washington Federal Savings and Loan Association.”  The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof.  Schedule I hereto contains a list of each of the deposit taking offices of the Bank and the Acquiror Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof.

5.           Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who shall be directors of the Acquiror Bank immediately prior to the Effective Time, plus an existing director of the Bank who shall be acceptable to Washington Federal, the names and residence addresses of which are set forth on Schedule II hereto and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time.  The directors and officers of the Surviving Bank shall hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank.

6.           Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12. C.F.R. § 552.13 and the WBCA and RCW:

(i)           all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time;

(ii)           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time; and

(iii)           the home office and other offices of the Surviving Bank shall be as set forth on Schedule I hereto.

7.           Effect on Shares of Stock.

(a)           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)           At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8.           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9.           Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10.           Governing Law.  This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11.           Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

12.           Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13.           Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

14.           Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement in accordance with its terms.  This Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

15.           Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including, without limitation, the preparation and submission of such applications or other filings for approval of the Merger to the OTS and the Department as may be required by applicable laws and regulations.

16.           Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17.           Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Bank Merger Agreement by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 552.13 are met.

18.           Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement  and the Agreement, this Bank Merger Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST MUTUAL BANK By: Name: Title: WASHINGTON FEDERAL SAVINGS AND LOAN ASSOCIATION By: Name: Title:

Schedule I

Schedule II

ANNEX D

TENANT ESTOPPEL LETTER

__________, 2007

Washington Federal, Inc.
425 Pike Street
Seattle, WA  98101

Re:
___________________, as amended __________________ (“Lease”) by and between ___________________ (“Landlord”) and __________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of First Mutual Bancshares, Inc. and its subsidiaries, by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.  If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.           No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.           There exists no defense to, or right of offset against, enforcement of the Lease by Landlord.  Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.           Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee.  Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours, [TENANT] ________________________________ By: ____________________________ Name: __________________________ Title: ___________________________

SCHEDULE A

LEASE

ANNEX E

LANDLORD ESTOPPEL LETTER
__________, 2006

Washington Federal, Inc.
425 Pike Street
Seattle, WA  98101

Re:
___________________, as amended __________________ (“Lease”) by and between ____________________________________________ (“Landlord”) and ________________________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of First Mutual Bancshares, Inc. and its subsidiaries by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.           No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.           Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours, [LANDLORD] ___________________________________ By: _______________________________ Name: _____________________________ Title: ______________________________

SCHEDULE A

LEASE